Exhibit 10.3
SECOND AMENDMENT TO SECOND
RESTATED 2002 SHARE INCENTIVE PLAN
     THIS SECOND AMENDMENT (the “Second Amendment”) to the SECOND RESTATED 2002 SHARE INCENTIVE PLAN (“Plan”) is executed as of June 16, 2011. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Plan.
RECITALS
     WHEREAS, the Board of Trustees of Equity Residential (the “Company”) adopted the Plan on February 21, 2002, which was approved by the shareholders of the Company at the 2002 Annual Meeting of Shareholders.
     WHEREAS, the Company restated the Plan pursuant to a Second Restated 2002 Share Incentive Plan dated December 10, 2008, to provide for one consolidated Plan incorporating the terms and provisions of all prior amendments.
     WHEREAS, the Company amended the Plan pursuant to a First Amendment to Second Restated 2002 Share Incentive Plan dated July 1, 2010.
     WHEREAS, the Company desires to further amend the Plan to make certain minor changes to conform the Plan to the Company’s 2011 Share Incentive Plan, which was approved by the shareholders of the Company at the 2011 Annual Meeting of Shareholders.
     NOW THEREFORE, the Plan is amended as follows:
     1. Share Awards. Paragraphs 5(c) and 5(d) of the Plan are deleted in their entirety and the following is substituted therefor:
     (c) Change in Control. The term “Change in Control” shall mean any of the following events:
          (i) An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the 1934 Act), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of 30% or more of the combined voting power of the Company’s then outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred, Voting Securities which are acquired in a “Non-Control Acquisition” (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A “Non-Control Acquisition” shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (x) the Company or (y) any corporation or other Person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company (a “Subsidiary”), (ii) the Company or any Subsidiary or (iii) any Person in connection with a “Non-Control Transaction” (as hereinafter defined);
          (ii) The consummation of:

          (A) A merger, consolidation or reorganization involving the Company, unless:
          (1) the shareholders of the Company, immediately before such merger, consolidation or reorganization, own, directly or indirectly, immediately following such merger, consolidation or reorganization, at least seventy percent (70%) of the combined voting power of the outstanding Voting Securities of the corporation resulting from such merger or consolidation or reorganization (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization; and
          (2) the individuals who were members of the Board of Trustees immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least a majority of the members of the Board of Trustees of the Surviving Corporation or a corporation beneficially owning, directly or indirectly, a majority of the Voting Securities of the Surviving Corporation;
(A transaction described above shall herein be referred to as a “Non-Control” Transaction);
          (B) A complete liquidation or dissolution of the Company; or
          (C) The sale or other disposition of all or substantially all of the assets of the Company to any Person (other than to an entity of which the Company directly or indirectly owns at least 70% of the Voting Securities). Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.
          (iii) The failure to be re-elected by the voting Beneficial Owners of the outstanding Shares of the entire slate of trustees that the Board proposes at a single election of trustees; or
          (iv) The failure to be re-elected by the voting Beneficial Owners of the outstanding Shares of one-half or more of the trustees that the Board proposes over any two or more consecutive elections of trustees.
     (d) The term “Disability” means the Grantee becoming unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months, within the meaning of Code Section 422(c)(6).
     2. Share Options. Paragraph 6(b) of the Plan is deleted in its entirety and the following is substituted therefor:

          (b) Exercise Price; Repricing Prohibited. The Option price of any Incentive Stock Options or Non-qualified Share Options awarded hereunder shall not be less than the Fair Market Value of a Share on the date the Option is awarded under the Plan. Subject to adjustment as provided in Paragraph 13, the repricing of Options under this Plan (reducing the exercise price of any options previously granted hereunder) is specifically prohibited.
     3. Share Options. Paragraph 6(e)(i) of the Plan is deleted in its entirety and the following is substituted therefor:
          (i) because of the Grantee’s death, in which case it shall be exercisable by the person or persons to whom the Grantee’s right passes by will or by the laws of descent and distribution, until its Expiration Date.
     4. Share Appreciation Rights. Paragraph 7(a) of the Plan is hereby amended by adding the following sentence at the end of the paragraph:
     “Subject to adjustment as provided in Paragraph 13, the repricing of SARs (i.e., reducing the base price of any SAR previously granted hereunder) is specifically prohibited. “
     5. Adjustments. Paragraph 13 of the Plan is deleted in its entirety and the following is substituted therefor:
     “In the event of any change in the outstanding Shares by reason of any share dividend, split, recapitalization, merger, consolidation, combination, exchange of shares or other similar corporate change, or in the event of any distribution or dividend to common shareholders other than a regular cash dividend, the Committee shall make such equitable adjustments as it deems to be appropriate to the aggregate number and kind of Shares reserved for issuance under the Plan or subject to Share Awards, Options, SARs or Dividend Equivalents outstanding or to be granted under the Plan, and to the terms of any outstanding Share Awards, Options, SARs or Dividend Equivalents, so that the total value of each such Award shall not be changed.”
     6. Plan in Full Force and Effect. After giving effect to this Second Amendment, the Plan remains in full force and effect.
     IN WITNESS WHEREOF, this Second Amendment has been executed as of the date first written above.

EQUITY RESIDENTIAL
By:	/s/ Bruce C. Strohm
Bruce C. Strohm
Executive Vice President and General Counsel